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                                                                    EXHIBIT 11


                        BINDVIEW DEVELOPMENT CORPORATION

              STATEMENT REGARDING COMPUTATION OF EARNING PER SHARE

                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



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                                                                     QUARTER                 SIX MONTHS
                                                                  ENDED JUNE 30,           ENDED JUNE 30,
                                                               -------------------      -------------------
                                                                 1998        1997         1998        1997
                                                               -------     -------      -------     -------
Pro forma net income                                           $    805    $   414      $ 1,202     $   894
                                                               ========    =======      =======     =======

Shares used in basis calculation
        Total basic shares                                        8,391       8,228       8,333       8,228

Additional shares for diluted computation:
  Effect of stock options                                         2,679         411       2,405         527
  Effect of warrants                                                512          --         523          --
  Effect of convertible preferred stock                           6,320          --       6,320          --
  Effect of phantom stock                                            --       5,800          --       5,800
                                                               --------     -------     -------     -------
        Total diluted shares                                     17,902      14,439      17,581      14,555
                                                               ========     =======     =======     =======
Earnings per common share
  Basic                                                        $   0.10    $   0.05     $  0.14     $  0.11
  Diluted                                                      $   0.04    $   0.03     $  0.07     $  0.06

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